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                                                                   EXHIBIT 99.1


Contact:  F. Richard Nichol, Ph.D.             Robert R. Holmen
          CHAIRMAN OF THE BOARD                VICE PRESIDENT & GENERAL COUNSEL
          PRESIDENT & CHIEF EXECUTIVE OFFICER

          Donna D. Slade
          ASSISTANT DIRECTOR, INVESTOR RELATIONS/PUBLIC RELATIONS
          COCENSYS, INC.
          949/753-6110 or 753-6122


                              NASDAQ HALTS TRADING

IRVINE, CALIFORNIA/PR NEWSWIRE/APRIL 9, 1999 - The Nasdaq Stock Market Inc. has halted trading in CoCensys, Inc. (Nasdaq: COCN) common stock pending receipt and review of information. CoCensys is working closely with Nasdaq to expedite resolution of the review and allow resumption of trading.

"We recognize that the trading halt represents an inconvenience to CoCensys stockholders. However, the integrity of our trading market is extremely important to CoCensys, its stockholders and Nasdaq," reported F. Richard Nichol, Ph.D., Chairman of the Board, President and Chief Executive Officer of CoCensys. "We intend to cooperate fully with Nasdaq's review and work to allow trading in our stock to resume without unnecessary delay," Dr. Nichol added.

Robert R. Holmen, CoCensys' Vice President & General Counsel, added "We notified Nasdaq last week of our concern regarding recent trading activity in CoCensys common stock. CoCensys has provided Nasdaq all information so far requested, and will continue to provide promptly additional information if and when requested by Nasdaq. Nasdaq has not provided a time frame in which it will complete its review."

As previously reported, CoCensys also faces the possible delisting of its stock from the Nasdaq National Market based on lack of compliance with Nasdaq's minimum bid price requirement of $1.00 per share. Nasdaq has scheduled a hearing for April 29, 1999, to consider the continued listing of CoCensys common stock. CoCensys does not believe that Nasdaq's action to halt trading is related to the April 29, 1999 hearing.

CoCensys is a biopharmaceutical company that discovers and develops products for the treatment of neurological and psychiatric disorders. The Company's product development programs focus on novel small molecule compounds for the treatment of epilepsy, anxiety, Parkinson's and other neurodegenerative diseases, neuropathic pain, migraine, insomnia and stroke. CoCensys has development programs with the Wyeth-Ayerst Laboratories Division of American Home Products Corporation to develop analogs of naturally-occurring neuroactive compounds, "epalons," for the treatment of anxiety, with Parke-Davis Pharmaceutical Division


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of Warner-Lambert Company to identify and develop subtype-selective
NMDA receptor antagonists for the treatment of a variety of neurological and psychiatric diseases, and with Senju Pharmaceutical and Parke-Davis for the exploration of ophthalmic indications of CoCensys' glutamate receptor antagonist compounds. More information about the Company is available on its web site: http://www.cocensys.com.

This press release includes forward looking statements that involve a high degree of financial, technological, regulatory and competitive risks and uncertainties inherent to early stage biopharmaceutical companies. Those forward looking statements include the actions that Nasdaq may take with respect to investigation of trading, trading in and the listing of CoCensys common stock. Actual results may differ due to a number of factors, including the following:
Nasdaq rules, regulations and procedures may vary or be interpreted differently in the future; no assurances can be made that the minimum bid price for the Company's common stock will reach or exceed $1.00 per share or that the Company will continue to meet all other requirements to maintain listing of its common stock on the Nasdaq National Market; and such other factors as discussed in the Company's most recent Form 10-K and Form 10-Q.


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